Exhibit 23.4
RP® FINANCIAL, LC.

Serving the Financial Services Industry Since 1988

December 21, 2009

Boards of Directors
Boards of Directors
First Charter MHC
Charter Financial Corporation
CharterBank
1233 O.G. Skinner Drive
West Point, Georgia  31833

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion for First Charter MHC, and in the Form S-1 Registration Statement for Charter Financial Corporation, in each case as amended and supplemented.  We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of First Charter Financial Corporation.

Sincerely,

RP FINANCIAL, LC.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com